Exhibit 10.23

AGREEMENT

THIS AGREEMENT, made and entered into this 21st day of November 2003, by and between CHICAGO MERCANTILE EXCHANGE INC. (“Employer” or “CME”), a Delaware Business Corporation, having its principal place of business at 30 South Wacker Drive, Chicago, Illinois, and James Krause (“Employee”).

R E C I T A L S:

WHEREAS, Employer wishes to retain the services of Employee in the capacity of Managing Director, Operations and Enterprise Computing, upon the terms and conditions hereinafter set forth and Employee wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1)	Employment. Subject to the terms of the Agreement, Employer hereby agrees to employ Employee during the Agreement Term as Managing Director, Operations and Enterprise Computing, and Employee hereby accepts such employment. Employee shall report to the Employer’s Chief Executive Officer. The duties of Employee shall include, but not be limited to, the performance of all duties associated with executive oversight and management of the Employer’s trading floor operations, specifically as relates to supporting the open outcry trading environment. Employee shall devote his full time, ability and attention to the business of Employer during the Agreement Term, subject to the direction of the Chief Executive Officer.

Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), provided Employee notifies the Employer’s Board of Directors (“Board”) prior to his participating in any such activities and as long as the Board does not determine that any such activities interfere with or diminish Employee’s obligations under the Agreement. Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

2)	Agreement Term. Employee shall be employed hereunder for a term commencing on January 1, 2003, and expiring on December 31, 2005, unless sooner terminated as herein provided (“Agreement Term”). The Agreement Term may be extended or renewed only by the mutual written agreement of the parties.

3)	Compensation.

(a)	Base Salary. Beginning February 23, 2003 and during the remainder of the Agreement Term, the Employer shall pay to Employee a base salary at a rate of not less than $250,000.00 per annum (“Base Salary”), payable in accordance with the Employer’s normal payment schedule.

(b)	Bonuses. Any bonus during the Agreement Term shall be provided at the sole discretion of the Employer and in accordance with applicable bonus plans in effect from time to time.

4)	Benefits. Employee shall be entitled to insurance, vacation and other employee benefits commensurate with his position in accordance with Employer’s policies and plans in for executives in effect from time to time. Employee acknowledges receipt of a summary of Employer’s employee benefits policies in effect as of the date of this Agreement.

5)	Expense Reimbursement. During the Agreement Term, Employer shall reimburse Employee, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

6)	Termination.

a)	Death. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for compensation which shall have accrued to the date of death, including accrued Base Salary, and other employee benefits to which Employee is entitled upon his death, in accordance with the terms of the plans and programs of CME.

b)	Disability. Employer may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. Upon such termination, all obligations of Employer hereunder shall cease, except for payment of accrued Base Salary, and other employee benefits to which Employee is entitled upon his termination hereunder, in accordance with the terms of the plans and programs of CME. In the event of any dispute regarding the existence of Employee’s disability hereunder, the matter shall be resolved as follows: (1) by the determination of a physician selected by the Chief Executive Officer of the Employer; (2) Employee shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (3) in such event, a physician selected by agreement of the Employee and the Chief Executive Officer of the Employer will make the final determination. The Employee shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder.

c)	Cause. Employer may, at its option, terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)	any refusal by Employee to perform his duties and responsibilities under this Agreement, as determined after investigation by the Board. Employee, after having been given written notice by Employer, shall have seven (7) days to cure such refusal;

(2)	any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Employee, as determined after investigation by the Board, or Employee’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3)	any gross negligence or willful misconduct of Employee resulting in a financial loss or liability to the Employer or damage to the reputation of Employer, as determined after investigation by the Board;

(4)	any breach by Employee of any one or more of the covenants contained in Section 7, 8 or 9 hereof;

(5)	any violation of any rule, regulation or guideline imposed by CME or a regulatory or self regulatory body having jurisdiction over Employer, as determined after investigation by the Board.

The exercise of the right of CME to terminate this Agreement pursuant to this Section 6(c) shall not abrogate any other rights or remedies of CME in respect of the breach giving rise to such termination.

If Employer terminates Employee’s employment for Cause, Employee shall be entitled to accrued Base Salary through the date of the termination of his employment, other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans, policies, and programs of CME then in effect. Upon termination for cause, Employee will forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the plans and programs of CME.

d)	Termination Without Cause. Upon 30 days prior written notice to Employee, Employer may terminate this Agreement for any reason other than a reason set forth in sections (a), (b) or (c) of this Section 6. If, during the Agreement Term, Employer terminates the employment of Employee hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6:

(1)

Employee shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Employee is entitled upon his termination of employment with

Employer, in accordance with the terms of the plans and programs of Employer; and

(2)	a one time lump sum severance payment equal to 24 months of his Base Salary, as defined herein, as of the date of the Employee’s termination.

e)	Voluntary Termination. Upon 60 days prior written notice to CME (or such shorter period as may be permitted by CME), Employee may voluntarily terminate his employment with CME prior to the end of the Agreement Term for any reason. If Employee voluntarily terminates his employment pursuant to this subsection (e), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other employee benefits to which Employee is entitled upon his termination of employment with CME, in accordance with the terms of the plans and programs of CME.

f)	No Mitigation of Payments. Employee will not be required to mitigate or pay back any amounts otherwise payable to him pursuant to this paragraph 6 if Employee finds subsequent employment or other income. Notwithstanding the foregoing, this provision shall not limit CME’s right to seek damages, which may include payments received hereunder, in the event Employee breaches this Agreement.

7)	Confidential Information. Employee acknowledges that the successful development of CME’s services and products, including CME’s trading programs and systems, current and potential customer and business relationships, and business strategies and plans requires substantial time and expense. Such efforts generate for CME valuable and proprietary information (“Confidential Information”) which gives CME a business advantage over others who do not have such information. Confidential Information includes, but is not limited to the following: trade secrets, technical, business, proprietary or financial information of CME not generally known to the public, business plans, proposals, past and current prospect and customer lists, trading methodologies, systems and programs, training materials, research data bases and computer software; but shall not include information or ideas acquired by Employee prior to his employment with CME if such pre-existing information is generally known in the industry and is not proprietary to CME.

(a) Employee shall not at anytime during the Agreement Term or thereafter, make use of or disclose, directly or indirectly to any competitor or potential competitor of CME, or divulge, disclose or communicate to any person, firm, corporation, or other legal entity in any manner whatsoever, or for his own benefit and that of any person or entity other than Employer, any Confidential Information. This subsection shall not apply to the extent Employee is required to disclose Confidential Information to any regulatory agency or as otherwise required by law; provided, however, that Employee will promptly notify Employer if Employee is requested by any entity or person to divulge Confidential Information, and will use his best efforts to ensure that Employer has sufficient time to intervene and/or object to such disclosure or otherwise act to protect its interests. Employee shall not disclose any Confidential Information while any such objection is pending.

(b) Employee agrees that while employed and for a period of one year following the termination of his employment with CME for any reason, the Employee will not accept employment in the operations department of any exchange which competes directly or indirectly with CME without the express prior written consent of CME, which consent shall not be unreasonably withheld. Employee acknowledges that such restriction is necessary to protect the Confidential Information he learned through his employment with Employer.

(c) Upon termination for any reason, Employee shall return to Employer all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof) and all credit cards, keys and other materials and equipment which are Employer’s property that he has in his possession or control.

(d) If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that a maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8)	Non-solicitation.

(a) General. Employee acknowledges that Employer invests in recruiting and training, and shares Confidential Information with, its employees. As a result, Employee acknowledges that Employer’s employees are of special, unique and extraordinary value to Employer.

(b) Non-solicitation. Employee further agrees that for a period of one year following the termination of his employment with CME for any reason he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of CME to terminate or abandon his or her employment with CME for any purpose whatsoever.

(c) Reformation. If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9)	Intellectual Property. During the Agreement Term, Employee shall disclose to CME and treat as confidential information all ideas, methodologies, product and technology applications that he develops during the course of his employment with CME that relates directly or indirectly to CME’s e-commerce business or any other CME business. Employee hereby assigns to CME his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Employee or developed or acquired by him during his employment with CME, which may pertain directly or indirectly to the business of the CME. Employee shall at any time during or after the Agreement Term, upon CME’s request, execute, acknowledge and deliver to CME all instruments and do all other acts which are necessary or desirable to enable CME to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries with respect to intellectual property developed or which was being developed during Employee’s employment with CME.

10)	Remedies. Employee agrees that given the nature of CME’s business, the scope and duration of the restrictions in paragraphs 7, 8 and 9 are reasonable and necessary to protect the legitimate business interests of CME and do not unduly interfere with Employee’s career or economic pursuits. Employee recognizes and agrees that a breach of any or all of the provisions of Sections 7, 8 and 9 will constitute immediate and irreparable harm to CME’s business advantage, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that CME shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such section. Such injunctive relief shall not be Employer’s sole remedy. Employee agrees to reimburse CME for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME in connection with the successful enforcement of its rights under Sections 7, 8 and 9 of this Agreement. Similarly, CME agrees to reimburse Employee for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME in connection with the successful enforcement of his rights under this Agreement.

11)	Survival. Sections 7, 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

12)	Arbitration. Except with respect to Sections 7, 8, and 9, any dispute or controversy between CME and Employee, whether arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a) Arbitration hearings will be conducted by the American Arbitration Association (AAA). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s rules.

(b) State and federal laws contain statues of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c) If Employee seeks arbitration, Employee shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

(d) The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Employee may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of CME and Employee.

13)	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

If to CME, to:

Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange

30 S. Wacker

Chicago, IL 60606

(312) 930-3100

If to Employee, to:

James Krause

c/o Martin P. Marta

D’Ancona & Pflaum

111 East Wacker Drive

Suite 2800

Chicago, IL 60601

(312) 602-2029

14)

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15)	Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties. Employee acknowledges that each of the parties has participated in the preparation of this Agreement and for purposes of principles of law governing the construction of the terms of this Agreement, no party shall be deemed to be the drafter of the same.

16)	Successors and Assigns. This Agreement shall be enforceable by Employee and his heirs, executors, administrators and legal representatives, and by CME and its successors and assigns.

17)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

18)	Acknowledgment. Employee acknowledges that he has read, understood, and accepts the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

	Chicago Mercantile Exchange Inc.	James Krause

By:	/s/ CRAIG S. DONOHUE	/s/ JAMES KRAUSE

	Craig S. Donohue		James Krause

Date:	12/3/03	Date:	11/21/03